 Exhibit 1

NOTICE TO THE HOLDERS OF LEGACY NOTES ISSUED BY

OI S.A. – IN JUDICIAL REORGANISATION

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – IN JUDICIAL REORGANISATION

OI BRASIL HOLDINGS COÖPERATIEF U.A. – IN JUDICIAL REORGANISATION

RIO DE JANEIRO, RJ, BRAZIL, 16 September 2019 – Oi S.A. – In Judicial Reorganisation (the “Company”) announces today the monthly results of its registration procedure for Legacy Noteholders of the following notes to be entered onto a register evidencing their respective entitlements, on an unsecured basis, to receive on a future date or dates payment from the Company in accordance with Section 4.3.6 of the RJ Plan (the “Default Recovery Entitlement”):

(a)            Portugal Telecom International Finance B.V.’s €500,000,000 4.375 per cent. Notes due 2017 (ISIN No.: XS0215828913);

(b)            Portugal Telecom International Finance B.V.’s €750,000,000 5.875 per cent. Notes due 2018 (ISIN No.: XS0843939918);

(c)            Portugal Telecom International Finance B.V.’s €750,000,000 5.00 per cent. Notes due 2019 (ISIN No.: XS0462994343);

(d)            Portugal Telecom International Finance B.V.’s €1,000,000,000 4.625 per cent. Notes due 2020 (ISIN No.: XS0927581842);

(e)            Portugal Telecom International Finance B.V.’s €500,000,000 4.5 per cent. Notes due 2025 (ISIN No.: XS0221854200);

(f)             Oi Brasil Holdings Coöperatief U.A.’s €600,000,000 5.625 per cent. Senior Notes due 2021 (ISIN No.: 144A: XS1245245045 and Reg. S: XS1245244402);

(g)            Oi Brasil Holdings Coöperatief U.A.’s U.S.$1,500,000,000 5.75 per cent. Senior Notes due 2022 (CUSIP/ISIN No.: 144A: 10553M AD3/US10553MAD39 and Reg. S: P18445 AG4/USP18445AG42);

(h)            Oi S.A.’s €750,000,000 5.125 per cent. Notes due 2017 (ISIN No.: XS0569301327);

(i)             Oi S.A.’s U.S.$750,000,000 9.500 per cent. Notes due 2019 (CUSIP/ISIN No.: 144A: US87944LAD10/87944LAD1 and Reg. S: USP9037HAK97/P9037HAK9);

(j)             Oi S.A.’s BRL1,100,000,000 9.75 per cent. Notes due 2016 (CUSIP/ISIN No.: 144A: 10553MAC5/US10553MAC55 and Reg S: P18445AF6/USP18445AF68); and

(k)            Oi S.A.’s U.S.$1,000,000,000 5.500 per cent. Notes due 2020 (CUSIP/ISIN No.: 144A: 87944LAE9/US87944LAE92, Reg S: P9037HAL7/USP9037HAL70 and US87944LAF67) (together, the “Legacy Notes”).

Capitalised terms used herein but not defined in this notice shall have the meanings given in the information memorandum dated 20 May 2019 (the “Information Memorandum”).

The previous deadline for Legacy Noteholders to elect to register as Default Recovery Entitlement Beneficiaries in connection with the Default Recovery Registration Procedures detailed in the Information Memorandum expired at 10:00 a.m. (London time) on 6 September 2019 (the “Third Monthly Electronic Instruction Deadline”).

The Company hereby announces that as of the Third Monthly Electronic Instruction Deadline, Legacy Noteholders holding U.S.$8,815,000, EUR9,350,000 and BRL2,125,000 in principal represented by the outstanding Legacy Notes validly registered as Default Recovery Entitlement Beneficiaries in accordance with the Default Recovery Registration Procedure detailed in the Information Memorandum.

Furthermore, this notice is a reminder of the procedure for (a) Legacy Noteholders who submitted a valid Electronic Instruction prior to the Third Monthly Electronic Instruction Deadline, and (b) for Legacy Noteholders whose submission was invalid or who failed to make a submission prior to the Third Monthly Electronic Instruction Deadline, in each case in accordance with the Information Memorandum.

Legacy Noteholders who submitted a valid Electronic Instruction

Legacy Noteholders that submitted valid Electronic Instructions by the Third Monthly Electronic Instruction Deadline will not need to take any further action in respect of their Default Recovery Entitlement. Such Legacy Noteholders should now access their Acceptance Notice(s) on the “My Entitlements” page of the Default Recovery Website and the positions of such Legacy Noteholders shall be marked down on 13 September 2019.

Legacy Noteholders whose submission was invalid or who failed to make a submission prior to the Third Monthly Electronic Instruction Deadline

Legacy Noteholders who failed to submit a valid Electronic Instruction and/or a valid Default Recovery Website Submission will have a further opportunity to submit an Electronic Instruction and/or make a Default Recovery Website Submission (see “Submission of Electronic Instructions following the Cancellation Date” in the Information Memorandum).

Each Legacy Noteholder that wishes to be registered in the Default Recovery Entitlement Register as a Default Recovery Entitlement Beneficiary must make a Default Recovery Website Submission and deliver its Electronic Instructions (in compliance with the procedure set out in the “Submission of Electronic Instructions prior to the Initial Electronic Instruction Deadline” section in the Information Memorandum) to the Information and Tabulation Agent by 10:00am (London time) on 4 October 2019 (the “Fourth Monthly Electronic Instruction Deadline”):

A new Electronic Instruction will need to be submitted for each Technical ISIN and/or Escrow CUSIP prior to the relevant Monthly Electronic Instruction Deadline. The positions of any Legacy Noteholders represented by a Technical ISIN and/or Escrow CUSIP that delivered valid Electronic Instructions prior to the Fourth Monthly Electronic Instruction Deadline shall be marked down on 11 October 2019.

As soon as practicable following the registration of a Default Recovery Entitlement Beneficiary on the Default Recovery Entitlement Register, the Company shall publish an Acceptance Notice on the Default Recovery Website. Legacy Noteholders may access their Acceptance Notices on the “My Entitlements” page of the Default Recovery Website.

Legacy Noteholders that fail to submit a valid Electronic Instruction on or before 10:00am (London time) on 6 December 2019

Following the Expiry Date, Legacy Noteholders that wish to deliver an instruction must submit a Manual Instruction in accordance with the applicable procedure detailed in the Information Memorandum (see “The Default Recovery Registration Procedure – Submission of Manual Instructions”). For the avoidance of doubt, all outstanding Technical ISINs and Escrow CUSIPs will be cancelled on the Expiry Date and the Legacy Noteholders’ option to submit Electronic Instructions will no longer be available.

Questions and requests for assistance may be directed to the Information and Tabulation Agent, who may be contacted via email at OiDefaultRecovery@dfkingltd.com or at their offices located at: 48 Wall Street, 22nd Floor, New York, New York 10005, United States, and 65 Gresham Street, London EC2V 7NQ, United Kingdom.

The Information Memorandum, as well as other relevant notices and documents, will also be available on the Default Recovery Website at https://defaultrecovery.dfkingltdevents.com.

Disclaimer

This notice must be read in conjunction with the Information Memorandum. This notice and the Information Memorandum contain important information which must be read carefully. If you are in any doubt, it is recommended that you seek your own legal, tax and financial advice, including as to any tax consequences, from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser. None of the Information and Tabulation Agent, Trustee or any person who controls, or is a director, officer, employee or agent of such persons, or any affiliate of such persons, makes any recommendation to the Legacy Noteholders.

The distribution of this notice and the Information Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this notice and/or the Information Memorandum comes are required by each of Oi, the RJ Debtors and the Information and Tabulation Agent to inform themselves about, and to observe, any such restrictions.